LAW OFFICE OF PHILIP S. NYMAN
Legal Associates Professional Building
375 Gorham Street
Lowell, Massachusetts 01852

Philip S. Nyman, Esq. (pnyman@prospeed.net)	Tel: (978) 459-0754
Kathleen M. O'Hagan, Esq. (kohagan@prospeed.net)	Fax: (978) 934-0614

September 25, 2012

Board of Directors
Enterprise Bancorp, Inc.
222 Merrimack Street
Lowell, Massachusetts 01852

Re: Registration Statement on Form S-8 Relating to Enterprise Bancorp, Inc. 2009 Stock Incentive Plan, as amended May 1, 2012

Ladies and Gentlemen:

We have acted as Massachusetts' counsel to Enterprise Bancorp, Inc., a Massachusetts corporation (the Company), in connection with the Registration Statement on Form S-8 (the Registration Statement), filed by the Company on or about September 25, 2012 with the United States Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act), with respect to 475,000 shares of the common stock, par value $0.01 per share, of the Company (the Plan Shares), issuable pursuant to the Enterprise Bancorp, Inc. 2009 Stock Incentive Plan, as amended May 1, 2012 (the Plan). This opinion is being furnished in accordance with the requirements of Item 8(a) of Form S-8 and Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

    We have examined originals or copies of the (1) Registration Statement and all exhibits thereto; (2) the Restated Articles of Organization, as amended, of the Company, (3) the Amended and Restated Bylaws, as amended, of the Company; (4) the Plan; (5) certain resolutions of the Board of Directors of the Company; and (6) such other documents and records as we have deemed necessary and relevant for purposes hereof. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic, or photostatic copies and the authenticity of the originals of such documents. We have assumed that the resolutions authorizing the Company to issue, offer, and sell the Plan Shares are, and will be, in full force and effect at all times at which any Plan Shares are offered or sold by the Company. We have relied upon the statements contained in the Registration Statement, and we have made no independent investigation with regard thereto. We have assumed that the Registration Statement and any amendment thereto will have become effective (and will remain effective at the time of the issuance of the Plan Shares thereunder).

September 25, 2012
Page Two

Based on the foregoing and subject to the limitations, qualifications, exceptions, and assumptions set forth herein, we are of the opinion that the Plan Shares have been duly authorized and, when issued in accordance with the terms of the Plan and of any related Award Agreement (as defined in the Plan), will be legally issued, fully paid, and nonassessable.

The opinion expressed herein is limited to the laws of the Commonwealth of Massachusetts, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. We express no opinion as to the applicability or effect of federal laws, including, without limitation, federal securities laws.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Philip S. Nyman
Law Office of Philip S. Nyman

PSN/clk